Exhibit 10.18

CONTRIBUTION AND ASSIGNMENT AGREEMENT

CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of October 13, 2003, by and between TransDigm Inc., a Delaware corporation (“TransDigm”), and TD Finance Corporation, a Delaware corporation and a wholly-owned subsidiary of TransDigm (“TD Finance”).

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2003, by and between TransDigm Holding Company, a Delaware corporation and the parent company of TransDigm (“TransDigm Holding”), and TD Acquisition Corporation, TransDigm loaned (the “Loan”) an aggregate of $749,925,329.03 to TransDigm Holding to enable TransDigm Holding to make certain payments to its equity holders and to pay certain transaction expenses, in each case, in accordance with the terms of the Merger Agreement; and

WHEREAS, the Loan is evidenced by that certain Demand Promissory Note, dated July 22, 2003, made by TransDigm Holding in favor of TransDigm (the “Promissory Note”), which Promissory Note has been pledged (the “Existing Pledge”) as collateral in accordance with the terms of that certain Credit Agreement, dated as of July 22, 2003, by and among TransDigm (as successor by merger to TD Funding Corporation), TransDigm Holding (as successor by merger to TD Acquisition Corporation) and the lenders named therein (the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, TransDigm wishes to contribute and assign to TD Finance all of its right, title and interest in and to the Promissory Note, subject to the Existing Pledge.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Contribution and Assignment.  TransDigm hereby contributes, conveys, assigns, transfers and delivers to TD Finance, and TD Finance hereby accepts, all of TransDigm’s right, title and interest in and to the Promissory Note, including without limitation, all of TransDigm’s right, title and interest in and to any and all payments or right to receive payments thereunder, whether principal, interest or otherwise and whether such amounts have accrued thereunder prior to the date hereof or hereafter accrue or become payable pursuant to the terms thereof.  For the sake of clarity, TransDigm is contributing, conveying, assigning, transferring and delivering to TD Finance any and all right, title and interest it may have in and to any and all amounts that have accrued under the terms of the Promissory Note from and after the date of the issuance thereof and prior to the date hereof.  Notwithstanding the foregoing, TD Finance acknowledges and agrees that it is accepting the Promissory Note subject to the Existing Pledge.

SECTION 2.  Warranties.  Each party hereto represents and warrants to the other that this Agreement has been duly executed and delivered by such party and that this Agreement constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

SECTION 3.  Further Assurances.  Each party hereby agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law to consummate and make effective the transactions contemplated hereby, including without limitation, the execution and delivery of any and all documents required under (i) the Credit Agreement and any documents relating thereto and (ii) that certain Indenture, dated as of July 22, 2003, by and among TransDigm (as successor by merger to TD Funding Corporation), TransDigm Holding (as successor by merger to TD Acquisition Corporation), the guarantors named therein and The Bank of New York, as Trustee.

SECTION 4.  No Third Party Beneficiaries.  This Agreement is not intended to confer and does not confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

SECTION 5.  Severability.  In the event that any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

SECTION 7.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.  Survival.  All of the covenants and agreements of the parties contained in this Agreement shall survive the contribution and assignment of the Promissory Note contemplated hereby and shall continue in full force and effect forever thereafter.

SECTION 9.  Amendments.  The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

SECTION 10.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements, except as specifically set forth herein.

SECTION 11.  Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 12.  Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Assignment Agreement to be duly executed as of the day and year first above written.

TRANSDIGM INC.

By:	/s/ Gregory Rufus
	Name:	Gregory Rufus
	Title:	Chief Financial Officer

TD FINANCE CORPORATION

By:	/s/ Gregory Rufus
	Name:	Gregory Rufus
	Title:	Chief Financial Officer